UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 17, 2007
Idera Pharmaceuticals, Inc.
(Exact name of Registrant as Specified in Charter)

Delaware	001-31918	04-3072298
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

345 Vassar Street, Cambridge, Massachusetts	02139

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (617) 679-5500
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On May 21, 2007, Idera Pharmaceuticals, Inc. (“the Company”) announced that Robert G. Andersen, its Chief Financial Officer and Vice President of Operations, Treasurer and Secretary, will leave the Company on July 31, 2007 to pursue personal interests. Pursuant to the terms of a letter agreement entered into by the Company and Mr. Andersen on May 17, 2007, Mr. Andersen has agreed to remain with the Company until July 31, 2007 to ensure an orderly transition for the Company’s financial operations.
     Under the terms of the letter agreement, if Mr. Andersen satisfactory performs his employment duties with the Company through July 31, 2007, the Company has agreed that following July 31, 2007 it will:
•	pay Mr. Andersen an amount equal to 12 months of his annual base salary, which is currently $313,500, one half of which will be payable on February 1, 2008 and the remainder of which will be payable in accordance with the Company’s payroll practices commencing on February 1, 2008 and ending July 31, 2008;
•	accelerate the vesting of any stock options or other equity incentive awards previously granted to Mr. Andersen as of July 31, 2007 to the extent such options or equity incentive awards would have vested had he continued to be an employee until July 31, 2008;
•	permit Mr. Andersen to exercise his stock options until July 31, 2008, except for options that by their terms permit for a longer exercise period; and
•	continue to provide Mr. Andersen and his eligible dependents with healthcare, disability and life insurance benefits until July 31, 2008, except to the extent another employer provides Mr. Andersen with comparable benefits.
     Additionally, the Company has agreed to pay Mr. Andersen a transition bonus equal to between 20% and 50% of his annual base salary, as determined by the Board of Directors (or a committee thereof) in its sole discretion, if Mr. Andersen satisfactorily achieves specified performance objectives during the transition period.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDERA PHARMACEUTICALS, INC.

Date: May 21, 2007	By:	/s/ Sudhir Agrawal
Sudhir Agrawal
Chief Executive Officer